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Exhibit 21 Subsidiaries of the registrant.

     Esslinger-Wooten-Maxwell, Inc.

     First Reserve Realty, Inc.

     Columbia Title of Florida, Inc.

     Embassy Financial Services, Inc.

     First Reserve Insurance, Inc.